EXHIBIT 2.2

                    SECOND AMENDMENT TO ACQUISITION AGREEMENT


         THIS SECOND AMENDMENT TO ACQUISITION AGREEMENT, dated as of September 30, 1998 (this "Second Amendment"), between Micron Technology, Inc., a Delaware corporation ("Buyer"), and Texas Instruments Incorporated, a Delaware corporation ("Seller"), amends that certain Acquisition Agreement, dated June 18, 1998, as amended by the First Amendment to Acquisition Agreement, dated as of July 31, 1998 (such agreement, as so amended, being hereafter referred to as the "Acquisition Agreement"), between Buyer and Seller. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Acquisition Agreement.

                                R E C I T A L S:

         A. Section 6.6 of the Acquisition Agreement contemplated that the parties would agree on terms and conditions to apply to the transfer at Closing of the Acquired Assets and Assumed Liabilities associated with Seller's Italian operations to be transferred by Seller to Buyer, including appropriate conditions precedent to Closing.

         B. Section 6.7 of the Acquisition Agreement contemplated that, among other things, the parties would agree on the forms of certain agreements pursuant to which various services may be supplied by Seller or its subsidiaries to Buyer and its subsidiaries with respect to the acquired business and Buyer would request KTI to continue manufacturing and supplying certain SDRAM or DRAM products for military and aerospace applications to Seller.

         C. Section 6.10 of the Acquisition Agreement contemplated that Seller would deliver to Buyer the Seller Disclosure Letter.

         D. Section 6.11 of the Acquisition Agreement contemplated that Buyer would deliver to Seller the Buyer Disclosure Letter.

         E. Section 6.12 of the Acquisition Agreement contemplated that the parties would, among other things, agree on terms and conditions of the JV Amendments as well as amendments to all debt, credit or financing Contracts to which any of the Joint Ventures is a party.

         F. Section 6.31(a) of the Acquisition Agreement contemplated that Buyer would deliver to Seller the Transferred Contract Schedule.

         G. At the Closing, Seller is delivering to Buyer the Seller Disclosure Letter, dated as of the Closing Date, and Buyer is delivering Seller the Buyer Disclosure Letter, dated as of the Closing Date.

         H. The parties have identified certain other changes to the Acquisition Agreement necessary to reflect the intentions of the parties and desire to amend the Acquisition Agreement to reflect such changes as well as to set forth the agreements with respect to the foregoing matters.

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

         Section 1. Exhibit A to the Acquisition Agreement is amended by deleting Exhibit A in its entirety and replacing it with Exhibit A to this Second Amendment.

         Section 2. Exhibit B to the Acquisition Agreement is amended by deleting Exhibit B in its entirety and replacing it with Exhibit B to this Second Amendment.

         Section 3. Exhibits D and G to the Acquisition Agreement are amended by deleting Exhibits D and G in their entirety and replacing them with Exhibits D and G to this Second Amendment.

         Section 4. Exhibit H to the Acquisition Agreement is amended by deleting Exhibit H in its entirety and replacing it with Exhibit H to this Second Amendment.

         Section 4. Exhibit I to the Acquisition Agreement is amended by deleting Exhibit I in its entirety and replacing it with Exhibits I-1 through I-14 to this Second Amendment.

         Section 5. Exhibit J to the Acquisition Agreement is amended by deleting Exhibit J in its entirety and replacing it with Exhibit J to this Second Amendment.

         Section 6. The Acquisition Agreement is amended to add Exhibits K, L, M, N, O and P hereto as new Exhibits K, L, M, N, O and P to the Acquisition Agreement.

         Section 7. Section 1.6 of the Acquisition Agreement is amended by adding, at the end thereof, the following:

                  Acquired Intellectual Property shall not include the words or name "Texas Instruments Incorporated", "Texas Instruments" or "TI", or Seller's related monograms, logos, trademarks or trade names.

         Section 8. Section 1.11 of the Acquisition Agreement is amended by adding, immediately following the words "(including DRAM, Flash and EPROM devices)," the following:

                           and test equipment for testing such MOS memory
                  devices,

         Section 9. Section 1.14 of the Acquisition Agreement is amended by deleting Section 1.14 in its entirety and replacing it with the following:

                           1.14     Intentionally omitted.

         Section 10. Section 1.38 of the Acquisition Agreement is amended by deleting Section 1.38 in its entirety and replacing it with the following:

                           1.38     Intentionally omitted.

         Section 11. Section 1.56 of the Acquisition Agreement is amended to replace "Clause 12" with "Clause 13."

         Section 12. Section 1.97 of the Acquisition Agreement is amended by deleting Section 1.97 in its entirety and replacing it with the following:

                           1.97 "KTI Amendments" means that certain Amendment
                  No. 13 to Shareholders' Agreement among Seller, Kobe Steel, Ltd., and KTI, and the amendments to the other agreements and related transactions contemplated by such Amendment No. 13 to be entered into on or prior to the Closing.

         Section 13. Section 1.98 of the Acquisition Agreement is amended by deleting Section 1.98 in its entirety and replacing it with the following:

                           1.98 "KTI Shareholders' Agreement" means the
                  shareholders' agreement entered into by Kobe Steel, Ltd. and Seller effective on March 19, 1990 and ratified by KTI Semiconductor Limited on May 22, 1990, as amended on September 28, 1990, November 5, 1992, June 7, 1993, July 14, 1993,
                  December 15, 1993, March 24, 1994, June 27, 1994, December 11,
                  1995, December 17, 1996, February 17, 1998, March 26, 1998 and
                  June 23, 1998.

         Section 14. Section 1.105 of the Acquisition Agreement is amended to replace the word "Business" with the words "assets and liabilities which would have been Acquired Assets and Assumed Liabilities."

         Section 15. Section 1.112 of the Acquisition Agreement is amended by deleting Section 1.112 in its entirety and replacing it with the following:

                           1.112 "Notes" means the Subordinated Notes and the
                  Convertible Notes.

         Section 16. Section 1.124 of the Acquisition Agreement is amended by adding, at the end thereof, the following:

                  or other body with respect to arbitration, mediation or administrative proceedings.

         Section 17. Section 1.132(d) of the Acquisition Agreement is hereby amended to add at the end of such Section 1.132(d) the following:

                  (including but not limited to, Losses, Claims, Liens and Liabilities that arise with respect to violations existing after the Closing Date which violations arose prior to the Closing Date).


         Section 18. Section 1.163 of the Acquisition Agreement is amended by deleting Section 1.163 in its entirety and replacing it with the following:

                           1.163 "TECH Amendments" means Amendment Agreement
                  No. 4 to the Shareholders' Agreement among Seller, EDB, Canon Inc., a corporation established under the laws of Japan, Hewlett-Packard Company, a corporation established under the laws of the State of California, U.S.A., TECH, Hewlett-Packard World Trade, Inc., a corporation established under the laws of the State of Delaware, U.S.A., EDB Investments Pte Ltd., a corporation established under the laws of Singapore, and Hewlett-Packard Singapore (Private) Limited, a corporation established under the laws of Singapore, and the amendments, to the other agreements and related transactions contemplated by such amendment to be entered into or occur at or prior to Closing.

         Section 19. Section 1.164 of the Acquisition Agreement is amended by deleting Section 1.164 in its entirety and replacing it with the following:

                           1.164 "TECH Shareholders' Agreement" means the
                  shareholders' agreement entered into by Seller, EDB, Canon, Inc. and Hewlett Packard Company effective on April 11, 1991 and ratified by TECH Semiconductor Singapore Pte. Ltd. on May 13, 1991, as amended August 22, 1991, February 15, 1993 and August 4, 1995 and subject to the waivers dated May 31, 1991, December 19, 1991 and February 15, 1997.

         Section 20. Section 1.179 of the Acquisition Agreement is amended by deleting Section 1.179 in its entirety and by replacing it with the following:

                           1.179 "Transition Services Agreement" means each of
                  the following agreements to be executed and delivered by the parties in accordance with Sections 9.2(c) and 9.3(c) hereof: (i) the master Transition Services Agreement substantially in the form of Exhibit I-1 hereto and the individual agreements contemplated by the master
                  Transition Services Agreement including, (ii) the IT Transition Service Agreement between Seller and Buyer;
                  (iii) the General Administrative Services Agreement between Seller and Buyer; (iv) the EPROM Products
                  Agreement between Seller and Buyer; (v) the Wire Bonder Equipment Service and Support Agreement between Seller and Buyer; (vi) the Military Memory Products Service Agreement between Seller and Buyer; (vii) the Human Resources Administration Transition Services Agreement between Seller and Buyer; (viii) the Miho, Japan Engineering Consulting Services Agreement between Seller and Buyer; (ix) the PTEC Purchase Agreement between
                  Seller and Buyer;  (x) the Labeling Agreement between
                  Seller and Buyer; (xi) the Flash Products Agreement between Seller and Buyer; (xii) the Field Memory
                  Products Services Agreement between Seller and Buyer;
                  (xiii) the Transition Lease - Stafford (Houston) Facility between Seller and Buyer; and (xiv) the Transition Sublease, Floyd Road (Dallas) Facility between Seller and Buyer each as set forth as Exhibit I-2 - I-14 hereto.

         Section 21. Section 1.183 of the Acquisition Agreement is amended by deleting the reference to "other than up to 345,296 million Italian Lire principal amount of indebtedness for borrowed money directly related to Seller's assets in Italy constituting Acquired Assets".

         Section 22. Sections 3.3(a) and 3.3(b) of the Acquisition Agreement are amended by deleting Sections 3.3(a) and 3.3(b) in their entirety and replacing them with the following:

                           (a) 28,933,092 fully paid and nonassessable
                  unregistered shares of Buyer Common Stock;

                           (b) Convertible Notes in an aggregate principal
                  amount of $ 324,703,000;

         Section 23. Sections 3.4(a) and 3.4(b) of the Acquisition Agreement are amended by deleting Sections 3.4(a) and 3.4(b) in their entirety and replacing them with the following:

                           (a) Buyer shall deliver to Seller Note Purchasing
                  Subsidiary (i) $210 million aggregate principal amount of Subordinated Notes, and (ii) Convertible Notes in an aggregate principal amount of $415,297,000.

                           (b) Seller shall cause Seller Note Purchasing
                  Subsidiary to deliver to Buyer U.S. $550,261,699 of immediately available funds (the "Cash Payment") to an account designated to Seller Note Purchasing Subsidiary by Buyer in writing on or prior to the Closing Date. The Notes shall be treated as debt instruments and the portion thereof delivered to Seller Note Purchasing Subsidiary shall be treated as having an aggregate issue price for purposes of Code Section 1273 (and the regulations promulgated thereunder) equal to the Cash Payment; the issue price per $1,000 of principal amount of Notes shall be equal to $880.00 (the "Issue Price"). The issue price per $1,000 of principal amount of the portion of the Convertible Notes not delivered to the Seller Note Purchasing Subsidiary shall also be equal to the Issue Price.

         Section 24. Section 3.4(c) of the Acquisition Agreement is amended to delete the first sentence of Section 3.4(c). The second sentence of Section 3.4(c) is amended to delete the phrase "the Debt Valuation and".

         Section 25. Section 4.1(e)(i) of the Acquisition Agreement is amended by adding "(A)" immediately before the first sentence and "(B)" immediately before the second sentence.

         Section 26. Section 4.1(i) of the Acquisition Agreement is amended to replace the word "Business" in the second sentence thereof with the words "Acquired Assets and Assumed Liabilities."

         Section 27. Section 4.1(n)(ii) of the Acquisition Agreement is amended by deleting Section 4.1(n)(ii) in its entirety and replacing it with the following:

                  (ii) The leases or other written agreements necessary to establish a valid occupancy right or leasehold interest for the Leased Facilities are or, as of the Closing, will be in full force and effect for the benefit of the member of the Buyer Operating Group (indicated in Section 4.1(n) of the Seller Disclosure Letter), as lessee and there are no material defaults or breaches attributable to any member of the Seller Group or to the landlord or landowner thereunder.

         Section 28. Section 6.1(a) of the Acquisition Agreement is amended to add, in the third sentence immediately following the phrase "(other than the initial two subscriber shares already held by Seller)" the following:

                  and Singapore Newco's $150,253,000 5.47% Promissory Note as attached hereto as Exhibit K (the "Singapore Newco Note")

         Section 29. Section 6.1(b) of the Acquisition Agreement is amended by deleting the last sentence of Section 6.1(b) in its entirety and by replacing it with the following:

                           On or before the Closing Date, Seller shall cause
                  Italian Operating Company and Italian Newco to execute a contribution-in-kind agreement (including appropriate schedules of assets to be assigned to, and specific liabilities (including Contract liabilities) to be assumed by, Italian Newco) with terms and conditions reasonably satisfactory to Buyer.

         Section 30. Section 6.4 of the Acquisition Agreement is amended (i) to delete the word "Business" wherever it appears in such Section 6.4 and to replace such word with the words "Acquired Assets and Assumed Liabilities" and
(ii) to delete the words "GAAP consistently applied and consistent with the GAAP principles used to prepare the March Balance Sheet" wherever it appears in such Section 6.4 and to replace such words with the words "Exhibit L hereto".

         Section 31. Section 6.4 is amended by adding, at the end thereof, new Sections 6.4 (g) and (h) as follows:

                  (g) If, in connection with the contribution-in-kind transaction contemplated in Section 6.1(b), Italian Operating Company, within 90 days after the Closing Date, contributes cash or marketable securities to Italian Newco solely in order to make the value of net assets contributed to Italian Newco equal to the contribution value of net assets reported prior to the Closing, then Buyer shall be obliged to promptly reimburse Seller for such contribution made by Italian Operating Company in satisfaction of such gross-up obligation. If Italian Operating Company makes any such payment, the Buyer's reimbursement obligation in respect thereof may be satisfied by adding such amount to any payment by Buyer, or deducting such amount from any payment by Seller, of the Working Capital Requirement.

                  (h) Notwithstanding anything else in this Section 6.4, Seller may, at its option elect to reassume and attempt to collect for its benefit any accounts receivable of the Business shown on the Closing Balance Sheet which remain uncollected 90 days after the Closing Date, and in such event, such accounts receivable shall not be included in the Closing Balance Sheet. Moreover, from the Closing Date to the date on which the Closing Balance Sheet is delivered, Buyer agrees to use commercially reasonable efforts to sell inventory at prevailing market rates.

         Section 32. Section 6.15 of the Acquisition Agreement is amended by adding to the end of the first sentence thereof the following:

                  ; provided, however, that Licensed IP shall not include the words or name "Texas Instruments Incorporated", "Texas Instruments" or "TI", or Seller's related monograms, logos, trademarks, trade names, or any variations or combinations thereof.

         Section 33. Section 6.18 of the Acquisition Agreement is amended by deleting Section 6.18 in its entirety and by replacing it with the following:

                  The valuation and allocation of the purchase price and other consideration exchanged in connection with the transactions described herein (i) have been determined in accordance with the Issue Price, the Tax Parameters and the applicable provisions of Section 1060 of the Code, and (ii) are set forth in Exhibit M (such valuation and allocation being referred to herein as the "Price Allocation"). Exhibit M also sets forth certain assumptions that were used in preparing the Price Allocation. The Price Allocation shall be adjusted as necessary to reflect the Closing Balance
                  Sheet or the incorrectness of such assumptions. Any disputes involving the Price Allocation shall be resolved in accordance with the procedures set forth in Section 6.4(d) hereof and the provisions of this Section 6.18. Each party (and their respective Affiliates) hereto shall at its own expense adopt and abide by such Price Allocation, Issue
                  Price and Tax Parameters for purposes of all Tax Returns filed by them and shall not take any position inconsistent therewith in connection with any examination of any Tax Return, any refund claim, or any judicial litigation proceeding but only if doing otherwise in such judicial litigation proceeding would materially prejudice the other party, or otherwise until there has been a final "determination" (within the meaning of Code Section 1313(a)) or any other event which finally and conclusively establishes the amount of any liability for Taxes. In the event that the Price Allocation is disputed by any Taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall consult with each other concerning resolution of the dispute.

         Section 34. Section 6.29 is amended by deleting the reference to "U.S. $750 million" and replacing it with "Cash Payment".

         Section 35. Article VI of the Acquisition Agreement is amended to add, immediately following Section 6.31, new Sections 6.32, 6.33, 6.34, 6.34 and
6.35 as set forth below:

                           6.32 Cross-License Agreement. Buyer and Seller agree
                  that the provisions of Section 4.5 of the Cross-License Agreement relating to the consequences of an action for patent infringement brought by Seller or any of its SUBSIDIARIES (as defined in the Cross-License Agreement) against Micron Electronics, Inc. ("MEI") and/or Micron Communications, Inc. ("MCC") shall remain applicable in the event such action is brought against any successor in interest to all or substantially all of the business and patents of MEI or MCC, as the case may be.

                           6.33     Certain Technology Agreements.

                           (a) Seller represents that it is a party to
                  agreements, dated December 9, 1988, November 15, 1991 and May 1, 1995 with Hitachi ("GT Projects"), agreements, dated January 30, 1997 and December 25, 1997 between Seller, Hitachi and Mitsubishi Electric Corporation ("Orion Project"), a License and Technical Assistance Agreement, dated December 19, 1997, between Mitsubishi Electric Corporation and Seller ("Project M"), and an agreement, dated August 1, 1989 between Seller, Universita' degli Studi dell'Aquila and European Engineering and Technologies ("Eagle Consortium"), each relating to the development and manufacture of semiconductor products. To the extent intellectual property has resulted from the sole and/or joint activities of the parties to each of the foregoing agreements, Seller and Buyer desire now to clarify Buyer's rights and Seller's obligations with respect to such intellectual property as follows, without limiting or diminishing any rights or licenses granted by other agreements between Buyer and Seller:

                                    (i) Seller hereby grants to Buyer and its
                           Subsidiaries a perpetual, non-exclusive, royalty-free, worldwide license under any know how, trade secret, copyright and mask work rights arising out of or transferred to Seller pursuant to the Eagle Consortium as to which Seller and/or any of its Subsidiaries ever had, acquired, or presently have a right to use, such license to grant rights to Buyer to develop, manufacture, have manufactured, use, sell, import or otherwise dispose of semiconductor products for the respective lives of the know-how, trade secret, copyright, and mask work rights.

                                    (ii) Seller hereby grants to Buyer and its
                           Subsidiaries a perpetual, non-exclusive, royalty-free, worldwide license of maximum scope (except that such license shall be non-exclusive), including sublicensing rights, which Seller is permitted to grant to Buyer under the "Termination Agreement of GT Agreements," dated September 28, 1998, "Termination Agreement of Orion Agreements," dated September 29, 1998, or "Memorandum on Termination of License and Technical Assistance Agreement," dated September 29, 1998, respectively, as to any know how, trade secret, copyright and mask work rights arising out of or transferred to Seller pursuant to the GT Projects, the Orion Project, or Project M, respectively, such license to grant rights to Buyer to develop, manufacture, have manufactured, use, sell, import or otherwise dispose of semiconductor products for the respective lives of the know-how, trade secret, copyright, and mask work rights.

                                    (iii) With respect to patents jointly owned
                           by Seller arising out of the GT Projects or the Orion Project, Seller agrees that it will not consent to any licensing framework for any such joint patent that would allow any party to license or enforce such joint patent to or against Buyer on terms that would require Buyer to pay or offer any consideration of any kind in exchange for such license. The terms "joint patents" and "licensing framework" shall have the meaning ascribed to them in the agreements relating to the GT Projects and the Orion Project.

                           (b) Seller represents and warrants that there are no
                  patents, pending applications for patent, or disclosures which will result in applications for patent arising out of or resulting from Project M that are jointly owned by Seller and Mitsubishi Electric Corporation.

                           (c) Seller agrees that any patent(s) arising out of
                  or resulting from the Eagle Consortium shall be considered "TI PATENTS" as that term is used in the Cross-License Agreement, attached as Exhibit C to the Acquisition Agreement.

                           (d) Notwithstanding any other indemnity provision in
                  this Agreement or any agreement or amendment associated with this Agreement, and not subject to any limitations on any other indemnity provision in this Agreement or any agreement or amendment associated with this Agreement, Seller agrees to indemnify, defend and hold Buyer and any Buyer subsidiary, including their respective directors, officers, employees and agents harmless with respect to any claim that any manufacture, use, sale, offer to sell or importation of any product, any combination of such product with any other hardware and/or software, any method or process used in the manufacture or testing of such product, or any tools or equipment used for accomplishing any of the foregoing infringes (a) any know how, trade secret, copyright or mask work rights of the Eagle Consortium to which Buyer received a license under subparagraph 1, above, (b) any Joint Patent arising out of the GT Projects or the Orion Project, or (c) any patent arising out of or resulting from the Eagle Consortium. This indemnity shall apply regardless of whether such claim is brought by Hitachi, Mitsubishi, parties to the Eagle Consortium, or any successor in interest to any intellectual property identified in (a), (b) and (c) herein. Seller agrees to pay all costs, expenses and fees arising out of defense and investigation of such claim, including any and all damages award or settlement amount resulting therefrom. In the event an injunction is obtained against activities of Buyer or its subsidiaries, Seller shall use all commercially reasonable efforts to procure for Buyer the right to continue the activities which resulted in the claim.

                           6.34 Transfers of Acquired Intellectual Property.
                  To permit Buyer to specifically document the assignment of specific items of Intellectual Property transferred to Buyer as Acquired Intellectual Property, or to facilitate the recordation of such assignments, the parties agree that it is desirable to have specific documents of assignment. Accordingly, attached hereto as Exhibit N is an "Assignment of Trademarks" currently recognized to be included within Acquired Intellectual Property. To the extent that additional trademarks may be identified within the Acquired Intellectual Property, the parties agree that an assignment in the form of Exhibit N may be utilized to document such assignment. Similarly, attached hereto as Exhibit O is a "Form of Copyright Assignment" which the parties agree is appropriate for use to document the assignment(s) of Copyrights included within Acquired Intellectual Property, as agreed upon by the parties subsequent to Closing.

                           6.35 Backlog. Backlog of DRAM products on the books
                  of the Seller Group as of the Closing Date and scheduled for delivery to any Seller Group customer (other than distributors) within thirty (30) days of the Closing Date shall, to the extent such commitments were entered into in the normal course of the Business consistent with past practices, become backlog of Buyer or one of its Subsidiaries, which shall honor applicable price, quantities and delivery dates; provided that if Buyer or its Subsidiary reasonably determines that price, quantities, delivery dates, credit or payment terms associated with such backlog are not consistent with its customary policies and Buyer or its Subsidiary is unable to negotiate acceptable terms with such customer, Buyer or its Subsidiary may reject such backlog. Backlog scheduled for delivery to, and DRAM inventory held at, the common distributors designated in the letter agreements attached hereto as Exhibit P shall be treated in accordance with the provisions of such letter agreements. The Seller Group shall exercise commercially reasonable efforts to avoid scheduling backlog for delivery within five (5) Business Days of the Closing Date.

                  Section 36. Section 6.6 of the Acquisition Agreement is amended by deleting Section 6.6 in its entirety and by replacing it with the following:

                           6.6  Italian Operations.

                           (a) Buyer shall cause employment levels in Italian
                  Newco to remain substantially equivalent to the level of employment as of the Closing Date for a period commencing on the Closing Date and terminating on the earlier to occur of
                  (x) the publication in the Italian Official Gazette of a CIPE resolution stating that investment under the 1989 Program Contract is complete (the "Publication Date") or (y) 18 months after the Closing Date; provided, however, that Italian Newco shall be entitled to terminate Italian Newco employees for good reason and shall be allowed to reduce employment levels through Italian Newco employee attrition; provided, further, that in all events Buyer shall cause Italian Newco to maintain levels of employment consistent with the minimum requirements under the 1989 Program Contract (i.e. 1,270 employees) during such period. Buyer shall cause employment levels in Italian Newco to remain at least equal to the Required Employment Levels as in effect from time to time for a period commencing on the earlier of (i) the Publication Date and (ii) 18 months after the Closing Date and terminating 30 months from the Closing Date. The restrictions in this Section 6.6(a) shall not apply to Buyer or any of its affiliates to the extent Buyer or its affiliates obtain appropriate approvals from competent Italian Governmental Agencies permitting or otherwise authorizing the reduction or elimination of the Required Employment Levels but only to the extent of such reduction or elimination. For purposes of this Agreement, "Required Employment Levels" means, on any particular date, the number of Italian employees that Italian Newco is required to employ at such date in accordance with the Ministerial Decrees issued by the Italian Ministry of Treasury, Budget and Economic Programming in connection with subsidies granted under the 1989 Program Contract.

                           (b) Buyer shall not sell or dispose of any item of
                  Restricted Equipment for a period commencing on the Closing Date and terminating on the earlier to occur of (x) the Equipment Restriction Expiration Date for that particular item of Restricted Equipment or (y) thirty (30) months after the Closing Date, unless Buyer replaces such Restricted Equipment with equipment more technologically advanced and with greater book value; provided, however, that in no event shall any restriction extend beyond 30 months; provided, further, that the restrictions in this Section 6.6(b) shall not apply to Buyer or its Affiliates with respect to any item of Restricted Equipment to the extent Buyer or its Affiliates obtains approval in accordance with Article 8 of the Gaspari Decree permitting such sale or disposition. For purposes of this Agreement, (A) "Restricted Equipment" means equipment constituting Acquired Assets subject to use restrictions under
                  Article 8 of the Gaspari Decree, and (B) "Equipment Restriction Expiration Date" means, with respect to any item of Restricted Equipment, the date on which the restrictions under Article 8 of the Gaspari Decree lapse or otherwise become inapplicable to such item of Restricted Equipment.

                           (c) For a period commencing on the Closing Date and
                  terminating on the earlier to occur of (x) the Facility Restriction Expiration Date for any particular Restricted Facility Portion or (y) 30 months after the Closing Date, Buyer shall use such Restricted Facility Portion for the manufacture of electronics products at levels of activity that in the aggregate are substantially consistent with activity levels at the Closing Date, taking into account the contemplated conversion of the 6-inch line to the 8-inch line and the implementation of new technology provided, however, that in no event shall any restriction extend beyond 30 months; provided, further, that the restrictions in this
                  Section 6.6(c) shall not apply to Buyer or any of its Affiliates with respect to any Restricted Facility Portion to the extent Buyer or its Affiliates obtain approval in accordance with Article 8 of the Gaspari Decree eliminating the restrictions with respect to that Restricted Facility Portion. For purposes of this Agreement, (A) "Restricted Facility Portion" means each portion of the facility located at Avezzano, Italy constituting Acquired Assets subject to the use restrictions under Article 8 of the Gaspari Decree, and
                  (B) "Facility Restriction Expiration Date" means, with respect to each Restricted Facility Portion, the date on which all restrictions under Article 8 of the Gaspari Decree lapse or otherwise become inapplicable to such Restricted Facility Portion.

                           (d) In determining (i) the Required Employment Levels
                  applicable from time to time, (ii) the Equipment Restriction Expiration Date with respect to any item of Restricted Equipment, and (iii) the Facility Restriction Expiration Date with respect to any Restricted Facility Portion for purposes of this Section 6.6, Buyer shall be entitled to rely on the books and records included in the Acquired Assets relating to the operations at Avezzano, and Buyer's good faith determination thereof shall be conclusive and binding. Buyer shall, and shall cause its Affiliates to, retain such books and records and afford Seller and its representatives access thereto in accordance with Section 6.28.

                           (e) Seller shall cause all bank Liens on the Acquired
                  Assets in Italy arising with respect to the indebtedness described in item 1 of Exhibit J hereto (the "Avezzano Debt") to be fully released within six months from the Closing Date and in no event shall any such Liens constitute Permitted Liens notwithstanding anything to the contrary contained herein or in the Seller Disclosure Letter.

                           (f) If at any time prior to the date 30 months
                  following the Closing Date, the Italian government fails to pay interest subsidies in respect of the Avezzano Debt when due or within any applicable grace periods, Buyer shall pay Seller or its designee, promptly on demand, (x) 50% of any additional interest Seller or any of its Affiliates is required to pay as a result thereof, and (y), without duplication, 50% of any amounts paid by Seller of any of its Affiliates in connection with the prepayment or acceleration of the Avezzano Debt, provided that the aggregate amount payable by Buyer pursuant to this Section 6.6(f) shall not exceed $30 million.

                           (g) Buyer shall, and shall cause its Affiliates to,
                  provide to the Italian Ministry of Treasury, Budget and Economic Programming reasonable access to their facilities, books, records, auditors, employees and agents in order to allow the completion of any verification and audits relating to the 1989 Program Contract.

         Section 37. Section 6.7 of the Acquisition Agreement is amended by deleting Section 6.7 in its entirety and by replacing it with the following:

                           6.7 Transition Services Agreement. Seller and Buyer shall execute and deliver each Transition Services Agreement.

         Section 38. Sections 6.10, 6.11 and 6.12 of the Acquisition Agreement are amended by deleting such Sections 6.10, 6.11 and 6.12 in their entirety and replacing them with the following:

                           6.10 Seller Disclosure Letter. On or prior to the
                  Closing Date, Seller shall deliver to Buyer the Seller Disclosure Letter which shall include all of Seller's disclosure schedules contemplated by this Agreement. The Seller Disclosure Letter shall make specific reference to only that particular Section (or, with respect to representations and warranties, that particular subsection) as to which each disclosure schedule included therein relates and, to the extent any disclosure schedule included therein relates to more than one Section (or more than one representation and warranty), then such disclosure schedule shall include a specific cross-reference to the other Sections (or other representations and warranties) to which such disclosure schedule relates.

                           6.11 Buyer Disclosure Letter. On or prior to the
                  Closing Date, Buyer shall deliver to Seller the Buyer Disclosure Letter which shall include all of Buyer's disclosure schedules contemplated by this Agreement. The Buyer Disclosure Letter shall make specific reference to only that particular Section (or, with respect to representations and warranties, that particular subsection) as to which each disclosure schedule included therein relates and, to the extent any disclosure schedule included therein relates to more than one Section (or more than one representation or warranty), then such disclosure schedule shall include a specific cross-reference to the other Sections (or other representations and warranties) to which such disclosure schedule relates.

                           6.12 JV Amendments. On or prior to the Closing Date,
                  Buyer and Seller shall use commercially reasonable efforts to cause the JV Amendments to be duly executed, delivered, and in full force and effect, and the transactions contemplated to occur thereunder on or prior to the Closing to occur on or prior to the Closing.

         Section 39. Section 6.25 of the Acquisition Agreement is amended by adding the following language at the end thereof:

                           (e) Buyer hereby agrees to waive any claim that Buyer
                  may have against Seller arising out of: (i) Seller's manufacture and sale of Low Density Flash, EPROM, Field Memory or PTEC products (collectively "Waived Products"), (ii) Seller's sale of products fabricated based upon Flash-type EPROM Wafers-in-Process originating in Seller's Avezzano facility on or before the Closing Date (including completed devices in inventory); and (iii) Seller's sale of 1 Meg and 4 Meg DRAM devices in inventory as of the Closing Date, not to exceed 350,000 devices total ("DRAM" in this subsection (iii) shall not include Field Memory), where such claim is based on a violation of the Covenant Not to Compete in Section 6.25 of this Agreement. To the extent the manufacture or sale of any product is permitted by the foregoing waiver (i.e., such product is a Waived Product; a Flash-type EPROM under subsection (ii) above; or a DRAM under subsection (iii) above), such product shall be deemed a Licensed Product under the Cross License Agreement attached as Exhibit C to this Agreement. This waiver shall apply without regard to the fabrication facility utilized by Seller in the manufacture of Waived Products, provided that Seller has an ownership interest either directly or through a wholly owned subsidiary in any such fabrication facility so utilized of fifty percent (50%) or more.

                           (f) Seller shall have the right to transfer to a
                  third party the entirety of its manufacturing operations relating to any one of the Waived Products (whether or not equipment or facilities are included in such transfer), and in connection with such transfer Seller shall transfer or terminate its contractual commitments, relating to such Waived Products; and, without otherwise diminishing the provisions of Section 6.15, in the event of such transfer as to a Waived Product, Buyer grants to Seller the right to sublicense to such transferee Acquired Intellectual Property that is licensed to Seller pursuant to Section 6.15(b) and that is directly related to and used in the manufacturing of such Waived Product, the scope of such sublicense being strictly limited to the manufacturing of such Waived Product.

                           (g) The waiver provided in this Section is personal
                  to Seller, and in the event of such transfer, Buyer's waiver described herein shall terminate and shall subsequently be void as to such Waived Product. Nothing in the preceding sentence shall limit any sublicense rights granted in subsection (f) above.

                           (h) Except as expressly waived in this Section, the
                  provisions of the Covenant not to Compete of Section 6.25 remain undiminished and in full force and effect. Seller agrees that Buyer's granting of the limited waiver and limited right to sublicense in this Section shall not be considered to or deemed to in any way establish any course of dealing between the parties; and further agrees that Buyer shall not in any way be obligated to grant any further waiver under the Covenant not to Compete or any further right to sublicense under Section 6.15(b) in the future.

                           (i) For purposes of this Section, the following
                  definitions shall apply:

                                    "Low Density Flash" as used herein shall
                           mean: (a) Flash-type EPROM memory products having the density levels up to 4 megabits manufactured at Seller's facility in Lubbock, Texas as of the Closing Date and subject to lifetime buy orders deadlines no later than January 1, 1999.

                                    "EPROM" shall mean erasable programmable
                           read only memory products wherein erasure is accomplished through exposure to ultraviolet light; EPROM shall not include "Flash-type EPROM" memory products.

                                    "Flash-type EPROM" (also known as
                           "Flash-type EEPROM") shall mean non volatile, reprogrammable memory devices in which the storage cells include a floating gate, and in which erasure of the storage cells is achieved through application of electrical current.

                                    "Field Memory" shall mean an application
                           specific DRAM-based memory product specifically designed for use in consumer electronics applications and having dual I/O ports offering independent and asynchronous serial read/write with limited or no random accessing capabilities of the types manufactured by Seller as of the Closing Date, which Seller believes to be the following:

                                    Devices                    TI Part Number
                                    -------                    --------------
                                    4C2072 SSOP                TMS4C2072DT
                                    4C2970 SSOP                TMS4C2970DT
                                    4C2972 SSOP                TMS4C2972DT
                                    4C2973 SSOP                TMS4C2973DT
                                    4C2973 TSSOP               TMS4C2973DGL
                                    4035 SSOP
                                    92040 CSP
                                    92040 QFP
                                    UvFM                       4C397X

                           ; so long as such products are within the technical description above and are products manufactured by Seller as of the Closing Date. In no event shall Field Memory include any product designed for use as main, cache or graphics memory in the PC or High Definition Television (HDTV) space.

                                    "PTEC" shall mean a custom Low Density Flash
                           product which consists of a flash core embedded within the control logic and bus interface logic required by the microcontroller or other processor devices and which is used within an engine control system, and which Seller sells to Ford Motor Company ("Ford") pursuant to a contract between Seller and Ford dated August 6, 1996; except that, without in any way limiting the definition of Low Density Flash, PTEC products shall not be subject to the lifetime buy order deadline of January 1, 1999 set forth in the definition of Low Density Flash.

                           Without limiting the above in any way, the definition
                  of each of Field Memory and PTEC shall include, but not be limited to, any such product as it may be modified from time to time after the Closing to address customer-requested design changes and manufacturing maintenance requirements, provided such modified product is consistent in general form, functionality and operation with the specific products identified above in the pertinent definitions.

         Section 40. Section 6.31(a) of the Acquisition Agreement is amended by deleting Section 6.31(a) in its entirety and replacing it with the following:

                           (a) For purposes of this Agreement, including
                  Sections 2.1 and 2.2 hereof, "Transferred Contracts" shall mean each Contract to which Seller, any of its Subsidiaries or any of their Affiliates is a party primarily related to or primarily used in the Business (i) that was entered into in the ordinary course of business consistent with past practices and not of a type required to be listed in the Seller Disclosure Letter pursuant to Section 4.1 or 4.2 hereof, or
                  (ii) listed on Schedule 6.31 to this Agreement (the "Transferred Contract Schedule"). The Transferred Contract Schedule shall be prepared by Buyer and delivered to Seller on or prior to the Closing Date and upon delivery thereof, such schedule shall become a part of this Agreement as if attached hereto as of the date hereof.

         Section 41. Section 7.1(b) of the Acquisition Agreement is amended by deleting subclause (i) thereof in its entirety and replacing it with the following:

                  there are not pending or threatened any audits, examinations, assessments, asserted deficiencies or written claims for Taxes except as would not adversely affect the Acquired Assets or the Business

         Section 42. Section 7.1(c) of the Acquisition Agreement is amended by adding, at the end thereof, the following:

                  , including, but not limited to, a "Section 24" election under the tax laws of Singapore.

         Section 43. Section 7.1(e) of the Acquisition Agreement is amended by deleting the parenthetical phrase at the end thereof and replacing it with the following:

                  (other than Seller with respect to Taxes not related to or adversely affecting the Business or the Acquired Assets).

         Section 44. Article VII of the Acquisition Agreement is amended by adding, immediately following Section 7.1(o), new Sections 7.1(p) and 7.1(q) as set forth below:

                           (p) Seller owns all right, title and interest in
                  and to all of the issued and outstanding capital stock of Singapore Newco and Seller is the registered owner of such shares.

                           (q) Seller has caused Italian Operating Company to
                  sell, transfer, assign and deliver to Seller, and Seller has purchased and accepted, all right, title and interest in and to all of the quota of Italian Newco; the purchase price for such quota was $301,087,000; appropriate steps have been taken to document the transfer of such sale to Seller and Seller is the beneficial and equitable owner of such quota and, after the making of any appropriate filings and registrations, will be the registered owner of such quota; and Seller has caused Italian Operating Company to assign, transfer, and deliver to Italian Newco the "Plafond" certification of Italian Operating Company and Italian Newco has accepted such assignment, transfer, and delivery and such "Plafond" certification is in full force and effect as of the date hereof.

         Section 45. Section 8.1(a) of the Acquisition Agreement is amended by deleting, in its entirety, the following:

                  Notwithstanding the foregoing sentence, Italian Operating Company employees employed in the Business who are on maternity, disability or other employer-approved leave of absence as of the Closing Date shall only have their employment transferred as of the date, if any, upon which they return to work at Buyer's facility. From the Closing Date until the earlier to occur of (x) completion of the Italian government's final audit relating to the 1989 Program Contract, or (y) eighteen (18) months after the Closing Date, Buyer shall cause employment levels in Italian Newco to remain substantially equivalent to the level of employment as of the Closing Date; provided, however, that Italian Newco shall be entitled to terminate Italian Newco employees for good reason and shall be allowed to reduce employment levels through Italian Newco employee attrition; provided, further, that in all events Buyer shall cause Italian Newco to maintain levels of employment consistent with the minimum requirements under the 1989 Program Contract (i.e. 1,270 employees) during such period.

         Section 46. Section 8.1(b) of the Acquisition Agreement is amended by deleting, in its entirety, the following:

                  Notwithstanding the foregoing sentence, Singapore Operating Company employees employed in the Business who are on maternity, disability or other employer-approved leave of absence as of the Closing Date shall only have their employment transferred as of the date, if any, upon which they return to work at Buyer's facility.

         Section 47. Section 8.1(c) of the Acquisition Agreement is amended to delete "(e)" immediately after the phrase "set forth in Section 8.1" in line 2.

         Section 48. Section 8.2(a) of the Acquisition Agreement is amended by deleting Section 8.2(a) in its entirety and replacing it with the following:

                           (a) On the Closing Date, and thereafter while
                  employed by Italian Newco, each Transferred Business Employee employed by Italian Newco shall continue, at Buyer's cost, to be covered by the Employee Benefit Plans under which they were covered immediately prior to the Closing Date that were established, maintained and sponsored solely at the Italian Operating Company level to the extent permitted by law and contract. On and after the Closing Date, Transferred Business Employees employed by Singapore Newco ("Singapore Transferred Business Employees") shall continue, at Buyer's cost, to be covered by the following Seller's Employee Benefit Plans through December 31, 1998: Group Term Life Insurance, Group Personal Accident Insurance, Group Hospitalization and Surgical Insurance, Major Medical Insurance and Workmen's Compensation Insurance. Except as set out in the immediately preceding sentence, Seller agrees to use commercially reasonable efforts to cause Singapore Operating Company to transfer the Employee Benefit Plans under which Singapore Transferred Business Employees were covered. immediately prior to the Closing Date to Singapore Newco.

         Section 49. Section 8.2(b) of the Acquisition Agreement is amended by deleting the following:

                  ; provided, however, that with respect to Transferred Business Employees located in Texas ("Texas Transferred Business Employees"), Buyer may elect in writing to Seller, but not less than thirty (30) days prior to the Closing Date (the "Buyer COBRA Election"), not to cover such employees under Buyer's group health and dental plans and instead require Seller to offer COBRA continuation coverage to the Texas Transferred Business Employees, with Buyer subsidizing the employees' cost of COBRA coverage of the Texas Transferred Business Employees who elect to receive COBRA coverage in the same dollar amount as Buyer subsidizes the premium payments of Buyer's similarly situated U.S. employees under Buyer's group health and dental plans. In the event Buyer elects to sue the Buyer COBRA Election, Buyer agrees to cover such Texas Transferred Business Employees as are still employed by Buyer under Buyer's group health and dental plans no later than January 1, 2000.

         Section 50. Section 8.2(d) of the Acquisition Agreement is amended by adding the phrase "and COBRA" immediately following the phrase "(HIPAA)".

         Section 51. Section 8.3 of the Acquisition Agreement is amended by deleting Section 8.3 in its entirety and replacing it with the following:

                  8.3      General Matters.

                           (a) Crediting of Service. Buyer, Italian Newco and
                  Singapore Newco, as appropriate, shall credit each Transferred Business Employee with all service with Seller and its Affiliates prior to the Closing Date and with all amounts paid to each such Transferred Business Employee prior to the Closing Date to the extent that service or pay is relevant under any Employee Benefit Plan of Buyer, Italian Newco or Singapore Newco for purposes of determining eligibility to participate, vesting and benefit accrual.

                           (b) Credit of Deductible and Co-Payment Expenses.
                  Buyer shall also provide Transferred Business Employees with credit under Buyer's Medical Plan and Dental Plan for deductible and co-payment amounts made by Transferred Business Employees under Seller's Medical and Dental Plans prior to the Closing Date in the plan years in which the Closing Date occurs. Seller agrees to provide deductible and co-payment information with respect to the Transferred Business Employees as soon as it practicable following the Closing Date to effectuate such crediting of deductibles and co-payment amounts. Seller agrees to provide Buyer with service commencement date and prior compensation information with respect to each potential Transferred Business Employee as soon as practicable after the date upon which this Agreement is executed.

                           (c) Pre-Existing Condition Limitation. Buyer shall
                  provide Transferred Business Employees with credit under Buyer's Medical Plan pre-existing condition limitation for time spent on Seller's Medical Plan.

                           (d) Cooperation. Commencing with the date upon
                  which this Agreement is executed, Seller and Buyer agree to cooperate fully with respect to the employment-related actions which are necessary or reasonably desirable to accomplish the transactions contemplated pursuant to this Agreement, including the provision of records and information as each may reasonably request (including job titles, short and long-term disability coverage, life insurance coverage, operator certification and workers' compensation records and information) and the making of all appropriate filings under the Law.

         Section 52. Section 8.5(d) of the Acquisition Agreement is amended by replacing the word "whom" with the word "who".

         Section 53. Sections 9.2(b), 9.2(c) and 9.2(g) are amended by deleting Sections 9.2(b), 9.2(c) and 9.2(g) in their entirety and replacing them with the following:

                           (b) JV Amendments. The JV Amendments shall be duly
                  executed, delivered, in full force and effect and the transactions contemplated to occur on or prior to the Closing in accordance with the terms thereunder shall have occurred on or prior to the Closing Date.

                           (c) Transition Services Agreement. Each Transition
                  Services Agreement shall have been duly executed and delivered by Seller and shall be in full force and effect.

                           (g) Financing. TECH shall have received financing in
                  an aggregate amount of $450 million on terms and conditions satisfactory to Buyer.

         Section 54. Section 9.2 of the Acquisition Agreement is amended by adding, immediately following Section 9.2(k), new Section 9.2(1) as follows:

                           (l) Statutory Declaration. Buyer shall have received the Statutory Declaration as defined under Singapore Law.

         Section 55. Sections 9.3(b) and 9.3(c) are hereby amended by deleting Sections 9.3(b) and 9.3(c) in their entirety and replacing them with the following:

                           (b) JV Amendments. The JV Amendments shall be duly
                  executed, delivered, in full force and effect and the transactions contemplated to occur on or prior to the Closing in accordance with the terms thereunder shall have occurred on or prior to the Closing Date.

                           (c) Transition Services Agreement. Each Transition
                  Service Agreement shall have been duly executed and delivered by Buyer and shall be in full force and effect.

         Section 56. Section 10.2(c) is amended to add, immediately after "(B)" in line 3 before the reference to "10.2(a)(iii)" the following:

                  , arising under Section

         Section 57.  Article X is amended by adding, immediately following
Section 10.11, new Sections 10.12 and 10.13 as follows:

                           10.12 Exclusive Remedy. The indemnification
                  provisions of this Article X shall be the exclusive remedy available to any party hereto with respect to monetary damages in the event of any breach by any other party hereto of any representation, warranty, covenant or agreement set forth in this Agreement (other than any actions under Section 12.2 below).

                           10.13 Singapore Real Property Indemnification. Seller
                  hereby agrees to indemnify, defend and hold harmless the Indemnified Buyer Group from and against, for, and in respect of any and all Claims and Losses asserted against, arising out of, relating to, imposed upon or incurred by any member of the Indemnified Buyer Group, directly or indirectly, by reason of or resulting from any delay or refusal by the Jurong Town Corporation (a body corporate incorporated under the Jurong Town Corporation Act and located in Jurong Town Hall, Jurong Town Hall Road, Singapore)("JTC") to issue a lease upon the amalgamation of the lots comprising each of the Singapore Properties (defined below), to the extent arising from, or in connection with any failure or delay, prior to the Closing Date, by the Seller, or any of its affiliates or TECH, to carry out any action, or take any step required by any of the covenants, stipulations and conditions contained in, or implied into, any of the written agreements, deeds, or instruments between JTC and any member of the Seller Group (collectively, the "Title Documents") as necessary to cause such lease to be issued in respect of, or relating to, the following properties (hereinafter "Singapore Properties"):

                           (A) The whole of Lot 1740 Town Subdivision 17 (also known as Private Lots A1627 and A1627
                                 (a)) together with the buildings erected thereon and known as 990 Bendemeer Road, Singapore; and

                           (B) The whole of Lot 2801 (also known as Private Lot 12408) and Lot 2802 (also known as Private Lot 12408(a)) both of Mukin 13 together with the buildings erected thereon and known as No. 1 Woodlands Industrial Park D Street 1;

                  For the purposes of this Agreement, the term "Governmental Agency" shall be defined to include the Jurong Town Corporation. For purposes of this Agreement, Seller's indemnification obligation under this Section 10.13 shall be treated as a "Buyer Indemnified Claim" and shall be subject to the Threshold Amount and Maximum Amount set forth in
                  Section 10.2(b) hereof.

                  The indemnification obligation set forth in this Section
                  10.13 shall in any event expire with respect to each of the Singapore Properties on the day that is thirty (30) days following the date of the issuance by the JTC of a lease to a member of the Indemnified Buyer Group for such property.

         Section 58. Section 11.1 of the Agreement is amended by deleting
Section 11.1 in its entirety and replacing it with the following:

                           11.1  Intentionally Omitted.

         Section 59. Article XII of the Acquisition Agreement is amended to add, immediately following Section 12.13, new Section 12.14 as follows:

                           12.14 Royalty Bearing Products. Buyer and Seller
                  hereby agree that the term "Royalty Bearing Products" as defined in Section 1.18 of the previous Semiconductor Cross License between Buyer and Seller having an effective date of January 1, 1994 (the "Previous Cross-License"), the term of which and the respective licenses granted under which expire December 31, 1998, shall not include any product manufactured at any facility transferred by Seller to Buyer pursuant to this Agreement, and that the term "Net Sales Billed" as defined in Section 1.20 of the Previous Cross-License shall not include any revenues of any kind derived as a result of Buyer's operation of the Business or any of the Acquired Assets.

         Section 60. Seller agrees promptly following the Closing, but in no event later than 16 days after the date hereof, to supplement and reformat
Section 4.1(e) of the Seller Disclosure Letter, as reasonably requested by Buyer, to be fully responsive to the requirements of Section 4.1(e) of the Agreement and Buyer agrees to negotiate such supplements and reformatting in good faith.

         Section 61. THIS SECOND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES GOVERNING CONFLICTS OF LAW.

         IN WITNESS WHEREOF, the undersigned have caused this Second Amendment to be executed as of the date first above written.


                             MICRON TECHNOLOGY, INC.


                             By: /s/ Stephen Appleton
                                ---------------------------
                                 Name:  Stephen Appleton
                                 Title: Chairman of the Board of Directors,
                                        Chief Executive Officer and President


                             TEXAS INSTRUMENTS INCORPORATED


                             By: /s/ William A. Aylesworth
                                ---------------------------
                                 Name:  William A. Aylesworth
                                 Title: Senior Vice President, Treasurer
                                        and Chief Financial Officer



                                   EXHIBIT A

               Description of Acquired Assets and Excluded Assets

Acquired Assets:

         The term "Acquired Assets" means all assets, properties and rights of Seller, its Subsidiaries or any of their Affiliates primarily related to or primarily used in the Business (excluding the Excluded Assets), including the following:

         1.  All of the capital stock of Italian Newco;

         2.  All of the capital stock of Singapore Newco;

         3.  All of the assets of Twinstar;

         4.  All Owned Facilities;

         5. All tangible personal property assets (i) relating to research and development, marketing, and administrative functions of the Business located in: Dallas, Texas; Houston, Texas; Italy; Singapore and (ii) primarily used by employees of the Business and employed by Buyer after giving effect to the transactions contemplated hereby;

         6. All of the capital stock in TECH and KTI owned by Seller or any Affiliate of Seller;

         7.  The Singapore Newco Note and the related Loan Agreement;

         8.  All rights under all Transferred Contracts;

         9. Wherever located, all inventory to the extent primarily relating to or primarily used in the Business (including any finished goods related to Texas Instruments-Acer
             Incorporated);

         10. All Acquired Intellectual Property including all tangible embodiments of such Acquired Intellectual Property;

         11. All assets identified on the MMP CARS report included in
             Section 4.1(e) to the Seller Disclosure Letter and the other assets identified as Acquired Assets in Section 4.1(e) to the Seller Disclosure Letter;

         12. All software and computer programs owned by the Seller primarily related to or primarily used in the Business; and

         13. Any other assets specified by Buyer and agreed to by Seller in writing.

         For purposes of this Agreement, Acquired Assets shall also include all assets, properties and rights of Seller, its Subsidiaries or any of their Affiliates with respect to the operations and business of Italian Operating Company and Singapore Operating Company, and each of their Subsidiaries, primarily related to or primarily used in the Business (excluding Excluded Assets), including those assets of the nature set forth in 1 to 13 above.

Excluded Assets:

         The term "Excluded Assets" means the following:

         1.  Cash or cash equivalents;

         2.  Patents and patent applications issued or filed prior to Closing;

         3. Rights of Seller under patent license agreements with third parties;

         4. The words and name "Texas Instruments Incorporated," "Texas Instruments" and "TI," and Seller's related monograms, logos, trademarks and trade names;

         5. Rights under loan agreements and related notes with respect to outstanding loans by Seller and/or its Affiliates;

         6. Insurance policies issued pursuant to or under Seller corporate-wide plans, any claims thereunder and any prepaid expenses with respect to such excluded policies;

         7.  The Transition Agreement;

         8. Co-development and technology transfer agreements with Hitachi and Mitsubishi;

         9. Any land, building and/or facilities other than all of the land, buildings and facilities located at, or primarily used in connection with operations at, Avezzano, Twinstar and Singapore A/T sites (collectively, "Acquired Facilities");

         10. Any mainframe, network or server equipment, other than network or server equipment (i) used exclusively in the Business, (ii) located at any of the Acquired Facilities or (iii) located at any building, facility or office primarily relating to or primarily used in the Business;

         11. Rights under the TI Undertaking, dated November 15, 1995, between Seller, TECH and Citicorp Investment Bank (Singapore) Limited with respect to the return of money placed in escrow by Seller pursuant thereto;

         12. Any intercompany receivable, loan or other account that is an asset of a member of the Seller Group or a subsidiary to the extent the obligation to pay such receivable, loan or other account is an obligation of a member of the Seller Group or a subsidiary that is an Excluded Liability (other than receivables of Italian Operating Company payable by Singapore Operating Company where the corresponding payables constitute Assumed Liabilities and receivables of Italian Operating Company payable by Seller of up to U.S. $10,000,000 in the aggregate where the corresponding payables constitute Assumed
             Liabilities, provided, with respect to such receivables, the receivables and the corresponding payables are eliminated through consolidation on the Closing Balance Sheet);

         13. (a) All equipment (except for tangible personal property such as personal computers and workstations primarily used by employees of the Business hired by Buyer as contemplated hereby) located at any of the following locations:

                    Kilby Building (KFAB)    (Design & R&D/Productization/
                                              wafer fab)

                    Stafford II (Houston)    (QRA/Failure Analysis
                                              Laboratory)

                    Executive Center I, II,  (Administration)
                    III

             (b) All equipment located at the Floyd Road South site
                 except for Test Technology Center (TTC) inventory, testers and equipment primarily used in memory tester development and manufacturing, and tangible personal property such as personal computers and workstations primarily used by employees of the Business hired by Buyer as contemplated hereby;

             (c) All equipment located at any of the following
                 locations except for tangible personal property such as personal computers and workstations primarily used by employees of the Business hired by Buyer of the Business as contemplated hereby:

                    Forest Lane             (Design & R&D/Production/
                                             Administration)

                    East Building/DP1       (Design & R&D/Productization/wafer
                                             fab/Failure Analysis lab)

                    DMOS 6                  (Design & R&D/Productization/wafer
                                             fab)

                    Stafford I              (Sales/Marketing/Administration)

             (d) All assets located at any of the following locations:

                    Bangalore, India Design center
                    Miho, Japan Wafer fab and design engineering test Shibaura, Tokyo, Japan Marketing, PDE, administration Hsinchu, Taiwan Product and Design Engineering
                    Lubbock (LMOS) 6" wafer fab (EPROM and Flash production) Security Building Calibration Laboratory
                    Local sales offices
                    Midland-Odessa military memory operation
                    Hiji, Japan (Assembly/Test)
                    Taipei, Taiwan (Military Memory)

             (e) All tangible personal property associated with
                 personnel not hired by Buyer (other than any assets on the June 30, 1998 MMP CARS report), other than any property located at any of the Acquired Facilities, provided that tangible personal property associated with certain administrative and marketing personnel located in Singapore that are not to be hired by Buyer as agreed by Buyer and Seller shall be considered Excluded Assets;

             (f) Assets listed on Attachment 1 to this Exhibit A.

             Notwithstanding anything herein to the contrary, other than as provided in clause 13(d), 13(e) or 13(f) above, none of the assets listed on the MMP CARS report as of June 30, 1998 or which based on the methodology used to generate such June 30 report should have been included on such report (including any such assets that would or should have been included on such report if no materiality cut-off had been applied in generating such report) and all assets that would or should be included on such a report generated as of the Closing Date based on the original methodology (without regard to materiality) shall be Excluded Assets.

             For purposes of the definition of Excluded Assets, references to "located at" shall mean located at the referred to facility as of the date hereof;

         14. Tax assets that (i) would be properly classified as a current asset if required to be included in the Closing Balance Sheet), (ii) constitute VAT-related receivables (except for VAT amounts which are included in trade accounts receivable and not separately identifiable), or (iii) constitute a refund or credit of Seller's Taxes.

         15. Receivables and inventory (including work-in-progress) primarily related to the following: 1-meg and 4-meg DRAM, field memory (ASM), custom flash (PTEC), EPROM/OTP, Flash or military memory products, other than (i) work-in-progress for 4-meg DRAM products manufactured in Avezzano, (ii) assembly/test work-in-progress (excluding chip WIP) inventory in Singapore primarily used to perform assembly/test services for Seller, and (iii) raw materials in Singapore primarily used to perform assembly/test services for Seller;

         16. Receivables not specifically identifiable as primarily related to the Business;

         17. Grants receivable relating to the 1989 Program Contract or related to productivity improvement programs in Singapore (IDS);

         18. Loan agreement providing for loans by Seller or its Affiliates to KTI and the loans thereunder and any promissory notes evidencing such loans;

         19. The following specific receivables: MGV (US/Europe) and MPS (Singapore);

         20. Slices, spares, chemicals and other materials and inventory located at the Twinstar site which Buyer and Seller have agreed to transfer to, or be retained by, Seller and the value of which has been credited to Seller for purposes of determining Shutdown Costs as evidenced by the summary of such costs delivered by Seller to Buyer pursuant to Section 6.23;

         21. Any other assets specified by Buyer and agreed to by Seller in writing.



                                 EXHIBIT B

        Description of Assumed Liabilities and Excluded Liabilities


Assumed Liabilities:

         "Assumed Liabilities" means the following, and only the following, specific Liabilities of the Seller Group, other than Excluded Liabilities:

1.       Liabilities (other than Tax Liabilities) existing immediately prior to the Closing (the "Effective Time") to the extent reflected as a Liability on the Closing Balance Sheet or reserved for in an identified reserve on such Closing Balance Sheet, but only to the extent of the obligation to make payment of any item so reflected or reserved for;

2.       The Singapore Newco Note and related Loan Agreement;

3.       The payables corresponding to the receivables of Italian Operating
             Company referred to in clause 12 of the definition of Excluded Assets;

4.       All Liabilities (other than Excluded Liabilities) solely with regard to conditions or events occurring after the Effective Time arising under or pursuant to Transferred Contracts;

5.       All accrued paid time off for Transferred Business Employees pursuant to Section 8.5(a) of this Agreement; and

6.       Any other Liability specified by Buyer and agreed to by Seller in writing.

         For purposes of this Agreement, Assumed Liabilities shall also include the specific Liabilities of Italian Operating Company and Singapore Operating Company of the type described in clauses 1 through 6 above.

Excluded Liabilities:

         "Excluded Liabilities" means all liabilities, other than Assumed Liabilities, including the following liabilities of Seller, the Seller Group, Subsidiaries, any Affiliates thereof, or otherwise related to the Business or the Acquired Asset (except non-Tax Liabilities to the extent reflected as a liability on the Closing Balance Sheet or reserved for in an identified reserve on the Closing Balance Sheet, but only to the extent of the obligation to make payment of any item so reflected or reserved for):

7.       Any Liabilities under and pursuant to any agreement on account of monies owed or owing on or prior to the Effective Time or liabilities accruing thereunder prior to the Effective Time;

8.       All Liabilities with respect to Contracts which are not Transferred
         Contracts;

9.       Transfer Taxes;

10.      Seller's Taxes;

11.      Any Liability or obligation arising out of or in any way relating to or resulting from any product sold on or prior to the Effective Time (including any liability for product returns or for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise);

12.      Any Liability with respect to any claim asserted after the
             Effective Time where the conduct giving rise to such claim first occurred prior to the Effective Time;

13.      Any Liability with respect to any suits, actions, claims or proceedings pending against Seller, its Subsidiaries or any of its Affiliates to the extent any such suits, actions, claims or proceedings exist on or prior to the Effective Time or relate to events, circumstances, conduct or transactions occurring or existing at or prior to the Effective Time except to the extent expressly included as an Assumed Liability;

14.      Any Liability to a third party for infringement or other violation under Intellectual Property or other proprietary rights, including, but not limited to, claims arising out of the manufacture, use, offer for sale, import or sale of goods, devices or apparatus, the performance of any process or services, or the copying, modifying, distributing, performing or displaying of any work or mask work, to the extent such claims relate to events, circumstances, conduct or transactions occurring or existing at or prior to the Effective Time;

15.      Any Liabilities, incurred by any member of the Seller Group in connection with performing its obligations under this Agreement or in consummating the transactions contemplated hereby except to the extent Buyer has expressly agreed to pay a third party or reimburse Seller on this Agreement;

16.      Any Liabilities for any breach or failure to perform any covenants and agreements contained in, or made pursuant to, this Agreement, or, on or prior to the Effective Time, any other Contract, whether or not assumed hereunder, including any breach arising from assignment of Contracts hereunder without consent of third parties;

17.      Liabilities for any violation of or failure to comply with any Law, to the extent such violations or failures relate to events, circumstances, conduct or transactions occurring or existing at or prior to the Effective Time;

18.      All Retained Environmental Liabilities;

19.      The Transition Agreement;

20.      All Liabilities under Title IV of ERISA or Section 412 of the Code or any plan or contract governed thereby;

21.      All Liabilities arising in connection with indebtedness relating to the Avezzano facility, including the loans and related agreements referred to in Exhibit J;

22.      Any Liabilities with respect to the 1989 Program Contract or any subsidies pursuant thereto; and

23.      Any other Liability specified by Buyer and agreed to by Seller in writing.